Exhibit 10.17

VEONEER, INC.

2018 STOCK INCENTIVE PLAN

1.    Purpose. The purpose of the Veoneer, Inc. 2018 Stock Incentive Plan (the “Plan”) is to promote the long term financial interests and growth of Veoneer, Inc. (the “Company”) by (a) attracting and retaining executive personnel, (b) motivating executive personnel by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations; and (d) furthering the identity of interests of participants with those of the stockholders of the Company. In addition, the Plan permits grants of awards in adjustment of, substitution for or conversion of awards relating to the ordinary shares of Autoliv, Inc. and any successor thereto (“Former Parent”) immediately prior to the spin-off of the Company by Former Parent (the “Spinoff”), in accordance with the terms of an Employee Matters Agreement into which Former Parent and the Company enter in connection with the Spinoff (the “Employee Matters Agreement”).

2.    Definitions. The following definitions are applicable to the Plan:

“Adjusted Award” means an Award that is issued under the Plan in accordance with the terms of the Employee Matters Agreement in adjustment of, substitution for or conversion of an option, time-based restricted stock unit or performance-based restricted stock unit award (or other Former Parent award outstanding at the time of the Spinoff) that was granted under a Former Parent Plan. Notwithstanding anything in the Plan to the contrary, subject to the Award Agreements for the Adjusted Awards, the Adjusted Awards will reflect substantially the original terms of the awards being so adjusted or converted, and they need not comply with other specific terms of the Plan.

“Award Agreement” means a written document, in such form as the Committee (as defined below) prescribes from time to time, setting forth the terms and conditions of an award. Award Agreements may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an award or series of awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant (as defined below). With respect to Adjusted Awards, the term also includes any writing or memorandum or summary of terms that may be specified by the Former Parent Committee, together with any evidence of award under any Former Parent Plan that may be referred to therein.

“Affiliate” means any entity in which the Company has a direct or indirect equity interest which is so designated by the Committee.

“Code” means that the Internal Revenue Code of 1986, as amended, and any successor statute.

“Committee” means a committee of two or more directors of the Company who are “Non-Employee Directors” as such term is used in Rule 16b-3.

“Common Stock” means the common stock, $1 par value, of the Company or such other securities as may be substituted therefor pursuant to paragraph 5(c).

“Distribution Date” means the effective date of the distribution in connection with the Spinoff.

“Effective Date” means the Distribution Date.

“Exchange” means any national securities exchange on which the Common Stock may from time to time be listed or traded.

The “Fair Market Value” of the Common Stock on any date, means the “Closing Market Price.”  The “Closing Market Price” means the price at which the Company’s security was last sold in the principal United States market for such security as of the date for which the closing market price is determined. If the Common Stock is listed on a U.S. securities exchange, the Closing Market Price will be the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange, the last sale price as quoted by the applicable interdealer quotation system for such date, provided that if the Common Stock is not quoted on such interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Section 409A of the Code.

“Former Parent Committee” means the Leadership Development and Compensation Committee of the Board of Directors of Former Parent.

“Former Parent Plan” means the Autoliv, Inc. Amended and Restated 1997 Stock Incentive Plan, as amended, or any similar or predecessor plan sponsored by Former Parent or any of its subsidiaries, as applicable, under which any awards remain outstanding as of the date immediately prior to the Distribution Date.

“Participant” means (i) any employee, non-employee director or consultant of the Company or an Affiliate selected by the Committee and granted an award under the Plan, and (ii) holders of Adjusted Awards.

“Rule 16b-3” means such rule adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule.

3.    Limitation on Aggregate Shares. The number of shares of Common Stock with respect to which awards may be granted under the Plan and which may be issued upon the exercise or payment thereof shall not exceed, in the aggregate, a number of shares equal to 3,000,000, all of which may be granted as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code or any successor provision, plus 1,957,388 shares of Common Stock subject to Adjusted Awards; provided, however, that to the extent any awards expire unexercised or unpaid or are cancelled, terminated or forfeited in any manner without the issuance of shares of Common Stock thereunder, such shares shall again be available under the Plan. Such shares of Common Stock may be either authorized and unissued shares, treasury shares, or a combination thereof, as the Committee shall determine.

4.    Awards. The Committee may grant to Participants, in accordance with this paragraph 4 and the other provisions of the Plan, stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), deferred stock units (“DSUs”) and other cash-based or stock-based awards.

(a)    Options.

(i)    Options granted under the Plan may be ISOs within the meaning of Section 422 of the Code or any successor provision, or in such other form, consistent with the Plan, as the Committee may determine.

(ii)    The option price per share of Common Stock shall be fixed by the Committee at not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant (except in the case of Adjusted Awards).

(iii)    Options shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant.

(iv)    Options shall be exercised in whole or in part by written notice to the Company (to the attention of the Corporate Secretary) and payment in full of the option price. Payment of the option price may be made, at the discretion of the optionee, and to the extent permitted by the Committee, (A) in cash (including check, bank draft, or money order), (B) in Common Stock (valued at the Fair Market Value thereof on the date of exercise), (C) by a combination of cash and Common Stock or (D) with any other consideration.

(v)    Except as otherwise provided in paragraph 5(c), the option price of an option may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the stockholders of the Company.

(vi)    Notwithstanding anything in this Plan or any Award Agreement, no option shall provide for dividend equivalents or have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the option.

(vii)    No option granted under the Plan shall be exercisable for more than ten (10) years from the date of grant.

(b)    SARs.

(i)    An SAR shall entitle its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the Fair Market Value (at the date of exercise) of a share of Common Stock over a specified price fixed by the Committee (“Base Price”) multiplied by the number of shares as to which the holder is exercising the SAR. The amount payable may be paid by the Company in Common Stock (valued at its Fair Market Value on the date of exercise), cash or a combination thereof, as the Committee may determine, which determination shall be made after considering any preference expressed by the holder.

(ii)    An SAR shall be exercised by written notice to the Company (to the attention of the Corporate Secretary) at any time prior to its stated expiration.

(iii)    An SAR shall have a Base Price that is not less than the Fair Market Value of a share of Common Stock as of the date of grant.

(iv)    Except as otherwise provided in paragraph 5(c), the Base Price of a SAR may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the stockholders of the Company.

(v)    Notwithstanding anything in this Plan or any Award Agreement, no SAR shall provide for dividend equivalents or have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

(vi)    No SAR shall be exercisable for more than ten (10) years from the date of grant.

(c)    Restricted Stock; Restricted Stock Units; Deferred Stock Units.

(i)    The Committee is authorized to make awards of restricted stock, restricted stock units (“RSUs”) or deferred stock units (“DSUs”) to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An award of restricted stock, RSUs or DSUs shall be evidenced by an Award Agreement setting forth the terms, conditions, and restrictions applicable to the award.

(ii)    There shall be established for each restricted stock and RSU award a restriction period (the “restriction period”) of such length as shall be determined by the Committee. Shares of restricted stock or RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Awards of restricted stock, RSUs or DSUs shall be subject to such other restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends on the restricted stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the award or thereafter. Except for such restrictions on transfer and such other restrictions as the Committee may impose, the Participant shall have all the rights of a holder of Common Stock as to such restricted stock and the Participant shall have none of the rights of a stockholder with respect to RSUs or DSUs until such time as shares of stock are paid in settlement of the RSUs or DSUs. The Committee, in its sole discretion, may permit or require the payment of cash dividends or dividend equivalents on restricted stock, RSUs or DSUs to be deferred and, if the Committee so determines, reinvested in additional restricted stock RSUs or DSUs or otherwise invested. Unless otherwise provided in the applicable Award Agreement, any dividends or dividend equivalents paid on restricted stock, RSUs or DSUs will be paid or distributed to the holder no later than the end of the calendar year in which the dividends are paid to stockholders or, if later, the 15th day of the third month following the date the dividends are paid to stockholders.

(iii)    Shares of restricted stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of restricted stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such restricted stock, shall be registered in the name of the Participant and deposited, together with a stock power endorsed in blank, with the Company. At the expiration of the restriction period, the Company shall redeliver to the Participant (or the Participant’s legal representative or designated beneficiary) the certificates deposited pursuant to this paragraph.

(iv)    Except as provided by the Committee at the time of grant or otherwise, upon a termination of employment of the Participant for any reason during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, all shares of restricted stock or RSUs still subject to restriction shall be forfeited by the Participant.

(d)    Other Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to the Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation shares of Common Stock awarded purely as a “bonus” and not subject to any restrictions or conditions; convertible or exchangeable debt securities; other rights convertible or exchangeable into shares of Common Stock, and awards valued by reference to the value of securities of or the performance of the Company. Such awards may be payable in Common Stock, cash or both, and shall be subject to such restrictions and conditions, as the Committee shall determine.

(e)    Performance Conditions on Awards.

(i)    The Committee is authorized to grant any award under this Plan, including cash-based awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee.  The Committee may establish performance goals for such awards which may be based on any criteria selected by the Committee, including but not limited to the criteria listed in subsection (ii) hereof.  In addition, the Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events such as changes in laws, regulations or accounting practices, unusual or non-recurring items or occurrences. Following the conclusion of each performance period, the Committee shall determine the extent to which performance goals have been attained or a degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of payment to be made, if any.

(ii)    The Committee may establish performance goals for performance-based awards based on any performance criteria it selects, including but not limited to any of the following criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:

•	Revenue
•	Sales
•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)
•	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)
•	Net income (before or after taxes, operating income or other income measures)
•	Cash (cash flow, cash generation or other cash measures)
•	Stock price or performance
•	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)
•	Economic value added (and other value creation measures)

•	Return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales);
•	Market share
•	Improvements in capital structure (including, but not limited to, debt to equity ratio and debt to total assets ratio)
•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)
•	Business expansion or consolidation (acquisitions and divestitures)
•	Internal rate of return or increase in net present value
•	Working capital targets relating to inventory and/or accounts receivable
•	Safety standards
•	Productivity measures
•	Cost reduction measures
•	Strategic plan development and implementation.

Performance goals with respect to the foregoing performance criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. The Committee may determine that any member of a comparable group or an index that disappears during a measurement period shall be disregarded for the entire measurement period. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

(B)    The Committee may provide in any performance-based award that any evaluation of performance shall exclude or otherwise objectively adjust for any specified event that occurs during a performance period, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) unusual or infrequently occurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncements thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) any other specific, unusual or nonrecurring events, or objectively determinable category thereof, including discontinued operations  or changes in the Company’s fiscal year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses.

(C)    Any payment of a performance-based award shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

(e)    Deferrals. The Committee may allow a Participant may elect to defer all or a portion of any award (other than an option or SAR) in accordance with procedures established by the Committee and in compliance with Section 409A of the Code, if applicable. Deferred amounts will be subject to such terms and conditions and shall accrue such yield thereon (which may be measured by the Fair Market Value of the Common Stock and dividends thereon) as the Committee may determine. Payment of deferred amounts may be in cash, Common Stock or a combination thereof, as the Committee may determine. Deferred amounts shall be considered an award under the Plan. The Committee may establish a trust to hold deferred amounts or any portion thereof for the benefit of Participants. Notwithstanding anything in this Plan, no option or SAR granted under this Plan shall have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the option or SAR.

(f)    Foreign Alternatives. Without amending and notwithstanding the other provisions of the Plan, in the case of any award to be held by any Participant who is employed outside the United States or who is a foreign national the Committee may specify that such award shall be made on such terms and conditions different from those specified in the Plan, as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.

5.    Miscellaneous Provisions.

(a)    Administration. The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority: (i) to select Participants in the Plan, (ii) to make awards in such forms and amounts as it shall determine, (iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any award granted hereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. All expenses associated with the Plan shall be borne by the Company, subject to such allocation to its Affiliates and operating units as it deems appropriate. The Committee may delegate any of its authority under clauses (i), (ii) or (iii) above to such persons as it deems appropriate; provided, however, that such delegation may not be made with respect to the grant of awards to eligible Participants who are subject to Section 16(a) of the Exchange Act as of the date of grant of an award. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any awards so granted.

(b)    Non-Transferability. Except as may otherwise be determined by the Committee and subject to provisions of paragraph 5(f), (i) no award under the Plan, and no interest therein, shall be transferable by the Participant otherwise than by will or the laws of descent and distribution, and (ii) all awards shall be exercisable or received during the Participant’s lifetime only by the Participant or the Participant’s legal representative. Any purported transfer contrary to this provision will nullify the award.

(c)    Adjustments Upon Certain Changes. In the event of a reorganization, recapitalization, spinoff, stock dividend or stock split, or combination or other increase or reduction in the number of issued shares of Common Stock, the Board of Directors or the Committee shall, in order to prevent the dilution or enlargement of rights under awards, make such adjustments in the number and type of shares authorized by the Plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding awards and the exercise prices specified therein as may be determined to be appropriate and equitable.

The Committee may provide in the Award Agreement for adjustments to such award in order to prevent the dilution or enlargement of rights thereunder or to provide for acceleration of benefits thereunder in the event of a change in control, merger, consolidation, reorganization, recapitalization, sale or exchange of substantially all assets or dissolution of, or spinoff or similar transaction by, the Company.

Notwithstanding any other provision of the Plan to the contrary, except as otherwise provided in the Award Certificate or any special document governing an Award, in the event of a Change in Control: (i) any SARs and options outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested to the full extent of the original grant; and (ii) the service-based restrictions applicable to any restricted stock or stock unit shall lapse, and such award shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant; and (iii) the target payout opportunities attainable under all outstanding stock-settled performance-based awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level and there shall be a prorata payout to Participants within thirty (30) days following the effective date of the Change in Control based upon the length of time within the performance period that has elapsed prior to the Change in Control. The Committee may in its sole discretion determine that, upon the occurrence of a Change in Control, that any performance-based criteria with respect to any cash-settled performance-based Awards held by a Participant shall be deemed to be wholly or partially satisfied as of such date as the Committee may, in its sole discretion, declare, and the Committee may discriminate among Participants and among Awards granted to a Participant in exercising such discretion.

For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(i)    An acquisition after the Spinoff by any individual, entity or group (with the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company or (4) any acquisition of the Company by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (hereinafter referred to as a “Corporate Transaction”), if, pursuant to such Corporate Transaction, the conditions described in clauses (1), (2) and (3) of subparagraph (iii) below are satisfied; or

(ii)    A change in the composition of the Board of Directors after the Spinoff such that the individuals who, as of the Effective Date the, constituted the Board of Directors (such Board of Directors shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, for purposes of this subparagraph, that any individual who becomes a member of the Board of Directors subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board of Directors and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors shall not be so considered as a member of the Incumbent Board; or

(iii)    The consummation of a Corporate Transaction after the Spinoff; excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the electron of directors, in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction or any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv)    The consummation after the Spinoff of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such a sale or other disposition to a corporation, with respect to which immediately following such sale or other disposition, (A) more than 60% of, respectively, the outstanding shares of common stock of such corporation and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors is beneficially owned, directly, or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of such corporation and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (c) individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of directors of such corporation.

(d)    Tax Withholding. The Committee shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to any amount payable and/or shares issuable under the Plan, and the Committee may defer such payment or issuance unless indemnified to its satisfaction. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, a Participant may make an irrevocable election to have shares of Common Stock otherwise issuable under an award withheld, tender back to the Company shares of common stock received pursuant to an award or deliver to the Company previously-acquired shares of Common Stock, in each case, having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements (up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification), in accordance with such procedures as the Committee establishes. Such election must be made by a Participant prior to the date on which the relevant tax obligation arises. The Committee may disapprove of any election and may limit, suspend or terminate the right to make such elections.

(e)    Listing and Legal Compliance. The Committee may suspend the exercise or payment of any award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

(f)    Beneficiary Designation. Subject to paragraph 5(b), Participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the participant in writing with the Committee during the participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(g)    Rights of Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

(h)    Amendment, Suspension and Termination of Plan. The Board of Directors or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable. No such amendment, suspension or termination shall impair the rights of Participants under outstanding awards without the consent of the Participants affected thereby.

The Committee may amend or modify any award in any manner to the extent that the Committee would have had the authority under the Plan to initially grant such award. No such amendment or modification shall impair the rights of any Participant under any award without the consent of such Participant.

(i)    Code Section 409A

(1)    Application. The provisions of this Section 5(i) shall apply only with respect to participants who are subject to the provisions of Section 409A of the Code.

(2)    General. It is intended that the payments and benefits provided under the Plan and any award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and any Award Agreement shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any award.

(3)    Definitional Restrictions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installments) would be effected, under the Plan or by reason of the occurrence of a Change in Control or separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or separation from service meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any award upon a Change in Control or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the award that is permissible under Section 409A. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(4)    Allocation among Possible Exemptions. If any one or more awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee) shall determine which awards or portions thereof will be subject to such exemptions.

(5)    Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)    the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

(ii)    the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(6)    Grants to Employees of Affiliates. Eligible Participants who are service providers to an Affiliate may be granted options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

(7)    Anti-Dilution Adjustments. Notwithstanding any anti-dilution provision in the Plan, the Committee shall not make any adjustments to outstanding options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A.

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The foregoing is hereby acknowledged as being the Veoneer, Inc. 2018 Stock Incentive Plan as adopted by the Board on June 1, 2018, and by the Company’s sole stockholder on June 1, 2018.

VEONEER, INC.

By:	/s/ Lars Sjöbring
Name:	Lars Sjöbring
Title:	Executive Vice President, Legal Affairs, General Counsel and Secretary